Exhibit 11.  Statement re computation of per share earnings.


                           TORCHMARK CORPORATION
                    COMPUTATION OF EARNINGS PER SHARE



                                         Three months ended June 30,
                                             1996          1995
                                            ----------   ----------
    Net income - continuing operations     $79,038,432  $69,452,426
    Discontinued operations                                 570,523
                                            ----------   ----------
    Net income                              79,038,432   70,022,949
    Preferred dividends                              0            0
                                            ----------   ----------
    Net income available to common share   $79,038,432  $70,022,949
                                            ==========   ==========
    Weighted average shares and common
      stock equivalents outstanding         71,749,366   71,568,440
                                            ==========   ==========
    Primary earnings per share:
      Net income - continuing operations         $1.10        $0.97
      Discontinued operations                     0.00         0.01
                                            ----------   ----------
      Net income                                 $1.10        $0.98
                                            ==========   ==========


                                           Six months ended June 30,
                                              1996          1995
                                           -----------   -----------
    Net income - continuing operations    $155,312,704  $137,787,326
    Discontinued operations                                  857,102
                                           -----------   -----------
    Net income                             155,312,704   138,644,428
    Preferred dividends                              0             0
    Net income available to                -----------   -----------
      common shareholders                 $155,312,704  $138,644,428
                                           ===========   ===========
    Weighted average shares and common
      stock equivalents outstanding         71,732,193    71,555,542
                                           ===========   ===========
    Primary earnings per share:
      Net income - continuing operations         $2.17         $1.93
      Discontinued operations                     0.00          0.01
                                           ------------  -----------
      Net income                                 $2.17         $1.94
                                           ============  ===========